SETTLEMENT AGREEMENT

This Settlement Agreement (the "Agreement") is entered into effective December 21, 2017, by and among Advanzeon Solutions, Inc., formerly known as Comprehensive Care Corporation ("Advanzeon"), Joseph Canouse (Canouse") and Southridge Partners II LP ("Southridge") (collectively, the "Parties") and each may be individually referred to as a "Party".

RECITALS

WHEREAS, Advanzeon is a publicly traded company in the Sleep Apnea solutions industry;

WHEREAS, Canouse, by assignment from Southridge, owned certain Convertible Notes issued to Southridge in connection with a Consulting Agreement entered into between Advanzeon and Southridge in 2014; and

WHEREAS, Canouse and Advanzeon have a dispute concerning the conversion of such notes; and

WHEREAS, as a result of the dispute between Advanzeon and Canouse, Canouse filed a complaint (the "Canouse Complaint") against Advanzeon Solutions Inc. entitled; *JOSEPH C. CANOUSE v. ADVANZEON SOLUTIONS, INC., formerly known as COMPREHENSIVE CARE CORPORATION* in the State Court of Fulton County State of Georgia Case No: 17EV003631 (the "Lawsuit"); and

WHEREAS, in the Lawsuit, Advanzeon has yet to be served and, thus, has not filed an answer or affirmative defenses to the Canouse Complaint; and

WHEREAS, as a result of the Lawsuit, the Parties each desire to settle, compromise and otherwise resolve their disputes; and

WHEREAS, in satisfaction of obligations owed by Canouse, Canouse agrees to assign all consideration received pursuant to this Agreement to Southridge; and

WHEREAS, as a result of such assignment, Southridge shall be a third party beneficiary to this Agreement; and

WHEREAS, the execution of this Agreement by any of the Parties hereto is not to be deemed an admission of liability or wrongdoing on the part of the executing Party; and

WHEREAS, all Parties understand that this Agreement settles the disputes between the Parties regarding any and all claims past, present, or future, relating to or arising from or that could have been brought in the Lawsuit;

NOW, THEREFORE, in consideration of the mutual promises and the benefits to be derived from the observance of the covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereto, their respective heirs, administrators, and personal representatives, agree as follows:

1. Recitation: For purposes of this Agreement, the above Recitals are hereby acknowledged, accepted and fully restated and incorporated herein as substantive provisions and not as mere recitals and the Parties acknowledge them as being true and correct.

2. Settlement Benefits: The following benefits shall be provided to the Parties and shall act, upon completion, to fully satisfy all obligations arising from or related to the Lawsuit:

a. As third party beneficiary to this Agreement, Southridge shall receive Payment of two million (2,000,000) shares of common stock. The common stock shall be delivered free of any restriction and shall be fully and immediately tradeable subject only to Southridge obtaining a commercially reasonable legal opinion from its counsel indicating that an exemption applies. Southridge agrees that it will use its commercial best efforts to not disrupt the orderly trading market for the Company's common stock, includingbut not limited to taking a short position in the Company's Common Stock. Southridge agrees that it will limit its daily sales to the greater of 10,000 Shares or 15% of the volume for each trading day. Southridge agrees to provide the Company with any and all of its trading records in the Common stock of the Company. Southridge agrees that this provision shall be an applicable condition with regard to any transfer of the common stock to an affiliate of Southridge.

b. Advanzeon shall disclose this settlement and issuance of the shares publicly through an 8K disclosure filed within three (3) days of this Agreement. Advanzeon' disclosure shall be substantially and materially in the form of the sample attached hereto as Exhibit A.

c. Upon execution hereof, delivery and clearing of all shares, and filing of the 8K disclosure, Canouse will release and waive any and all claims that were or could have been brought in the Lawsuit.

3. Mutual Releases. Each Party and its respective heirs, spouses, legal representatives, assigns, parents, subsidiaries, affiliates, as well as all of their respective employees, officers, directors, managers, managing members, shareholders and agents of corporations and limited liability companies, HEREBY remises, releases, acquits, satisfies, and forever discharges the other Parties, and all of their respective heirs, legal representatives, assigns, parents, subsidiaries, affiliates, as well as all of their respective employees, officers, directors, managers, managing members, shareholders and agents of corporations and limited liability companies, of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, which that Party ever had, now has or which any personal representative, successor, heir or assign of said Party, hereafter can, shall or may have, against the

released Party, except that these releases shall not in any way be deemed to affect the Parties' rights and obligations hereunder. Any fraudulent conveyance claims by either party will be tolled one year after any default by either party under this agreement.

4. Applicable Law and Continuing Jurisdiction. This Agreement has been executed by all of the Parties hereto and delivered in Fulton County, Georgia, and its validity, construction, interpretation and the Parties' performance hereunder, shall be construed under, and controlled by, the internal laws of the State of Georgia without regard to principles of conflicts of laws. Whenever possible, each provision, term, condition, covenant, representation or warranty of this Agreement shall be interpreted in such a manner as to be effective and valid under Georgia law. The Parties agree that the Court in the Lawsuit and/or those Georgia Courts sitting in Fulton County, Georgia are the exclusive jurisdictions and venue as the only venue for any dispute at law or in equity that may arise under or otherwise relate to any transactions or terms contained herein.

5. Attorneys' Fees and Court Costs. In the event of any dispute or legal proceeding between the Parties arising out of or in any way related to this Agreement, the or any other transactions or terms contained herein, Canouse shall be entitled to his reasonable attorneys' fees and court costs in the amount of 15% of the then existing debt as permitted by O.C.G.A. §13-1-11 as well as all other attorneys' fees incurred litigating and permitted by law, all such remedies being cumulative.

6. No Construction against Draftsmen. The Parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against any party on the basis that such party, or its counsel, drafted this Agreement.

7. Entire Agreement. This Agreement and all exhibits and schedules attached to this Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any), whether oral or written, made by and between such Parties. There have been no representations, express or implied, other than as set forth in this Agreement. No Party has been induced to enter into this Agreement by any representation not expressed herein. Each Party knowingly and voluntarily waives any right to rely upon any oral or written representations made before, during or after execution of this Agreement. For the consideration contained herein, as well as the expediency of resolving potential litigation, the Parties agree that this Agreement is incontestable on account of fraud, or for any other reason.

8. Modification/Waiver. The Agreement may be changed only by a written agreement signed by all Parties hereto that references this Agreement and provides it is an amendment to it. No breach of any provision of this Agreement shall be deemed waived unless it is waived by written agreement signed by all Parties hereto that references this Agreement and provides it is a waiver to it. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

9. Consultation with Counsel. Each of the Parties to this Agreement acknowledge that: (a) such Party has been given the opportunity to consult with counsel and other advisors of its choice, and after consulting with such counsel and advisors, knowingly, voluntarily and without duress, coercion, unlawful restraint, intimidation or compulsion, enters into this agreement, based upon such advice and counsel and in the exercise of its business judgment; (b) this Agreement has been entered into in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged; and (c) the Parties have carefully and completely read all of the terms and provisions of this Agreement and are not relying on the opinions or advice of the other Party or its agents, attorneys or representatives in entering into this Agreement and is aware of any and all tax consequences of this Agreement and agrees to accept said consequences.

10. Captions. The captions to this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same agreement. Facsimile signature and electronic signature, such as fax or PDF, is sufficient.

12. Partial Invalidation. Each of the Parties hereto intends and believes that each provision of this Agreement comports with all applicable local, state and federal laws. However, if any provision or provisions, or any portion of any provision or provisions, of this Agreement is found by any court of competent jurisdiction to be in violation of any applicable law, state or federal ordinance, statute, administrative decision, or public policy, and if such court shall declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable, then it is the intent of each of the parties hereto that any such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and the rights, obligations and interests of the parties hereto under the reminder of this Agreement shall continue in full force and effect.

13. Partial Invalidation. Each of the Parties hereto intends and believes that each provision of this Agreement comports with all applicable local, state and federal laws. However, if any provision or provisions, or any portion of any provision or provisions, of this Agreement is found by any court of competent jurisdiction to be in violation of any applicable law, state or federal ordinance, statute, administrative decision, or public policy, and if such court shall declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable, then it is the intent of each of the parties hereto that any such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein, and the rights, obligations and interests of the parties hereto under the reminder of this Agreement shall continue in full force and effect.

14. Hypothecate. The Parties warrant and represent that no properties, claims, causes of action, demands or any part thereof that is referenced in this Agreement have been assigned, granted or transferred to any other person, firm, corporation or entity. The Parties further warrant and agree that they will defend, indemnify and hold the other Party and any of its related entities described herein harmless from any claim(s) made by any purported assignee.

15. Survival. All rights, obligations and liabilities accruing hereunder shall survive termination of the Agreement, regardless of the Party terminating the Agreement or the reasons therefore.

16. Arm's Length Transaction. The parties hereto acknowledge that the terms of this Agreement were negotiated at arm's length, and that each party, being represented by counsel, has acted to protect its own self-interest.

17. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) upon delivery, if delivered by hand, (b) three days after the date of deposit in the mail, postage prepaid, if mailed by U.S. certified or registered mail, (c) facsimile with confirmation, (d) by email with confirmation, or (e) on the next business day, if sent by prepaid overnight courier service; in each case, addressed as follows:

If to Advanzeon Solutions Inc.:
Advanzeon Solutions Inc.
2901 W. Busch Boulevard, Ste.701
Tampa, Florida 33618

With a copy to:

Advanzeon Solutions, Inc.
c/o Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808

If to Canouse:

Joseph C. Canouse
199 14th Street, S-3003
Atlanta, GA 30309
770-521-9826
With a copy to:

Fried & Bonder LLC
c/o Scott L. Bonder, Esq.
1170 Howell Mill Rd NW #305,
Atlanta, GA 30318
Email: Sbonder@friedbonder.com

If to Southridge:

Southridge Partners II LP
90 Grove Street, Ste. 108
Ridgefield, CT 06877

Any Party may change the address to which notice shall be sent by giving notice of such change of address to the other parties in the manner provided above.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly executed this Agreement to be effective on the date set forth above.

CLARK MARCUS as CEO
of Advanzeon Solutions Inc.

Signature

Dec. 21, 2017

Date of Signature

JOSEPH C. CANOUSE

Signature

12/22/17

Date of Signature

SOUTHBRIDGE PARTNERS II LP

Signature

12/312017

Date of Signature

EXHIBIT A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

December 31, 2017
Date of Report (date of earliest event reported)

Advanzeon Solutions, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	**1-9927**	**95-2594724**
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 W. Busch Blvd., Ste. 701
Tampa Bay, FL 33618
(Address of principal executive offices) (Zip Code)

813-517-8484
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into Material Definitive Agreement

On December 31, 2017, the Company entered into a Settlement Agreement with Joe Canouse ("Holder") stemming from a complaint filed, but not served, by Holder against the Company concerning a dispute over the repayment of certain convertible promissory notes in the aggregate principal amount of two hundred forty thousand dollars ($240,000), exclusive of accrued interest, held by Holder as assignee from Southridge Partners II, LP (the "Notes"). The Notes were issued in connection with a consulting agreement between the Company and Southridge Partners II LP in May 2014. In connection with the Settlement Agreement, the Company, without admitting liability or wrongdoing, agreed to settle the dispute by issuing 2,000,000 shares of its common stock to Holder. Each party agreed to a mutual general release of any further claims against the other party .upon full satisfaction of the Settlement Agreement.

Item 9.01 Financial Statements and Exhibits

NUMBER	EXHIBIT
1.01	Settlement Agreement dated December 31, 2017
1.02	Consulting Agreement dated May 13, 2014
1.03	Convertible Promissory Note dated June 1, 2014
1.04	Convertible Promissory Note dated July 1, 2014
1.05	Convertible Promissory Note dated August 1, 2014
1.06	Convertible Promissory Note dated September 1, 2014
1.07	Convertible Promissory Note dated June 1, 2015
1.08	Convertible Promissory Note dated July 1,2 015
1.09	Convertible Promissory Note dated August 1, 2015
1.10	Convertible Promissory Note dated September 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANZEON SOLUTIONS, INC.

Date: December 31, 2017

By: /s/ Clark A. Marcus
Chief Executive Officer and Director